Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statements No. 333-232483 and 333-234597 on Form S-1 and Registration Statement No. 333-232636 on Form S-8 of Soliton, Inc. of our report which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated March 29, 2019 relating to the financial statements of Soliton, Inc. as of December 31, 2018 and for the year then ended, which report is included in this Annual Report on Form 10-K of Soliton, Inc. for the year ended December 31, 2019.

/s/ Marcum LLP

Marcum LLP
Houston, Texas

March 2, 2020